UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2018

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

13631 Progress Boulevard, Suite 400,
Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

(386) 462-6800
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement.

AxoGen Corporation, a Delaware corporation and wholly owned subsidiary of AxoGen, Inc. (“AC”), previously entered into an Agreement for Purchase and Sale of Real Property (the “Agreement”), dated as of June 8, 2018, with ARC CRVANOH001, LLC, a Delaware limited liability company (“ARC”), setting forth the terms and conditions of a potential acquisition by AC of certain real property located in Vandalia, Ohio (the “Property”).  Under the Agreement, AC could terminate the Agreement and decline to purchase the Property for any reason or no reason at any time on or before July 9, 2018, subject to ARC’s right to recover a portion of AC’s deposit in the amount of $50,000 in certain circumstances.

AC did not exercise its right to so terminate the Agreement and is now obligated, subject to certain customary conditions set forth in the Agreement, to purchase the Property from ARC by September 8, 2018 for an aggregate purchase price of $5,000,000. In the event AC defaults on its obligation to purchase the Property, ARC’s sole remedy is to receive AC’s entire deposit in the amount of $200,000 as liquidated damages.

The Property, which is located near AC’s current leased processing facility for Avance® Nerve Graft and Avive® Soft Tissue Membrane, is comprised of a 70,000 square foot building on approximately 8.6 acres of land.  It is expected that renovations will be completed within 24 months of the closing to provide a new processing facility that can be included in our Biologics License Application (“BLA”) for the Avance® Nerve Graft.  The capacity of the Property once operational, along with the ability for expansion, is expected to provide processing capabilities that will meet our intended sales growth.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2018,  based on the recommendation of the Company’s Governance and Nominating Committee, the number of members on the Board of Directors (the “Board”) of the Company was increased by one member resulting in the Board consisting of eight (8) total members.  In addition, based on the recommendation of, and nomination by, the Company’s Governance and Nominating Committee, Lisa Colleran was appointed to the Board to fill the newly created membership position and will hold office until the next Company Annual Meeting of Shareholders and until her successor is elected and qualified.  The Board reviewed the composition of its committees and recommendations by its Governance and Nominating Committee and determined to have Ms. Colleran appointed to the Governance and Nominating and Audit Committees, effective July 9, 2018.

Lisa N. Colleran, age 60, has been the principal of LNC Advisors, LLC, a strategic consulting firm that specializes in assisting biotech, pharmaceutical and medical device companies since February 2014. Prior to founding LNC Advisors, Ms. Colleran served as chief executive officer of LifeCell Corporation and a board member for Centaur Guerney L.P. (a holding company of LifeCell Corporation) from January 2012 to April 2013. Ms. Colleran also served as the global president of LifeCell Corporation from August 2008 to January 2012. Prior to assuming the role of global president, Ms. Colleran served as LifeCell’s vice president of marketing and business development from December 2002 until July 2004 and as senior vice president of commercial operations from July 2004 until August 2008. Prior to joining LifeCell, Ms. Colleran served as vice president and general manager of Renal Pharmaceuticals for Baxter Healthcare Corporation from 2000 to 2002 and served in various other sales and marketing positions at Baxter, from 1983 to 2000. Ms. Colleran currently serves on the board of directors for Establishment Labs, an innovative breast implant company, and Rockwell Medical, a specialty pharmaceutical company focused on renal failure. Ms. Colleran holds an M.B.A. from Loyola University of Chicago and a B.S.N. degree from Molloy College.

The Company believes Ms. Colleran has the requisite qualifications, skills and perspectives to be a valuable member of the Board based on, among other things, her public company experience, broad healthcare management, market development and commercialization experience and her knowledge of healthcare policy and regulation, patient care delivery, clinical research and medical technology assessment.

There is no arrangement or understanding between Ms. Colleran and any other person pursuant to which Ms. Colleran was appointed as a director of the Company. There are no transactions in which Ms. Colleran has an interest requiring disclosure under Item 404(a) of Regulation S-K. Ms. Wendell will receive the director compensation that is awarded to all non-employee directors for their service on the Board, the Governance and Nominating Committee and the Audit Committee.

On July 10, 2018, the Company issued a press release announcing Ms. Colleran’s appointment to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits

10.1          Agreement For Purchase and Sale of Real Property ARC CRVANOH001, LLC and AXOGEN CORPORATION dated June 6, 2018.

99.1          Press Release, dated July 9, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 12, 2018

AXOGEN, INC.

By:	/s/ Greg Freitag
Name:	Greg Freitag
Title:	General Counsel